Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Delek US Holdings, Inc. 2016 Long-Term Incentive Plan of our reports dated February 28, 2018, with respect to the consolidated financial statements and schedule of Delek US Holdings, Inc. and the effectiveness of internal control over financial reporting of Delek US Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Nashville, Tennessee
May 31, 2018